UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CLS HOLDINGS USA, INC.

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IMPORTANT REMINDER TO VOTE YOUR PROXY

 May 13, 2019

Dear Stockholder:

As of the date of this letter our records indicate your vote has not yet been received for the Special Meeting of Stockholders of CLS Holdings USA, Inc., which is scheduled on June 4, 2019 at 1:00 p.m., Eastern Time. Please take a moment right now to vote your shares to ensure that your voice is heard in this very important decision regarding your investment.

Enclosed is a research report on the Company prepared by Canaccord Genuity Capital Markets, a global capital markets group with affiliated entities that are members of IIROC/Canadian Investor Protection Fund in Canada and FINRA/SIPC in the United States. We are providing this report so that investors have access to a third party opinion concerning our outlook; however, this report was prepared by Canaccord and CLS did not participate in its preparation.* The research report analyzes the impact of our proposed Massachusetts acquisitions on the Company. In order for us to close on these acquisitions and implement our growth plan, it is critical that shareholders approve the Board’s proposal to increase the number of authorized shares of common stock from 250,000,000 to 750,000,000. This proposal benefits our stockholders in the following ways:

●

Provides Shares for Future Acquisitions. Consolidation is rampant in our industry. We have a pending contract to acquire In Good Health, Inc. in Massachusetts; however, we do not have sufficient remaining shares of authorized stock to complete this acquisition. In addition, we have opportunities to acquire other good-quality businesses, many of which are revenue producing. The authorization of the additional shares does not mean that they will be issued, only that they are available for issuance should the need arise.

●

Provides Flexibility. The additional authorized shares will also give us flexibility to use shares for future equity financings and general corporate purposes, which could include, among others, strategic partnerships and equity incentive plans.

The CLS Holdings board of directors unanimously recommends that CLS Holdings stockholders vote “FOR” the amendment to our Articles of Incorporation proposal, and “FOR” the Adjournment Proposal.

Your vote is important. Please vote your shares today by telephone, internet, or by completing and mailing the enclosed proxy card. Remember – every share and every vote counts!

Please make sure your voice is heard in this important matter affecting your investment. If you have any questions, please call MacKenzie Partners, Inc., which is assisting with the solicitation, toll-free at (800) 322-2885 or (212) 929-5500 or at proxy@mackenziepartners.com.

If you have recently voted, please disregard this reminder and thank you for your attention to this important matter.

Sincerely,

CLS Holdings USA, Inc.

* See cautionary language on next page

Safe Harbor / Forward-Looking Statements

Certain of the statements, expectations, and assumptions contained in this letter and the enclosed report are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities, financial performance, stock price, issuance of additional stock or other future events or conditions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to closing certain transactions. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed in the attached report and in documents which we file with the SEC from time to time. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to close and integrate certain acquisitions, our ability to successfully implement our business strategy; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

US Equity Research 22 February 2019	Bobby Burleson | Analyst | Canaccord Genuity LLC (US) | BBurleson@cgf.com | 415.229.7163 Jonathan DeCourcey | Associate | Canaccord Genuity LLC (US) | jdecourcey@cgf.com | 617.371.3884

SPECULATIVE BUY

Initiation of Coverage

Multi-state play on Massachusetts and Nevada

We are initiating coverage of CLS Holdings USA (CLSH) with a SPECULATIVE BUY rating and a C$1.50 price target. CLSH is a multi-state cannabis operator with planned operations in the legal recreational and medical Massachusetts (MA) and Nevada (NV) cannabis markets. Upon closing key acquisitions, we believe CLSH will be positioned to capitalize on growing demand for legal cannabis in the US through vertical operations including production and dispensaries that are well placed in MA and NV, which we see as two of the more substantial emerging US recreational markets.

Positioned in highly attractive Massachusetts and Nevada markets: With dispensary and production operations planned in both states, CLSH is exposed to what we estimate will be a combined $1.1B retail market in 2019; we conservatively expect the market to grow to $2.1B in 2022, as we look for both states to benefit from cannabis tourism (Massachusetts should attract visitors as the only New England state where recreational marijuana is legal). We believe CLSH’s medical dispensary in MA (In Good Health) appears better positioned to capitalize on the transition to recreational sales compared to recent licensees, given its location close to Boston, parking for 225 cars, and existing cultivation and processing capacity. We expect a recreational license to be awarded to In Good Health in 1H19. In NV, CLSH’s Oasis dispensary is located just off the Strip, accessing tourist and residential foot traffic, with cultivation and processing capacity poised to supply an increasing share of the dispensary’s shelf space.

Production ramp to drive margin expansion: CLSH is targeting a substantial increase in production capacity for both cultivation and processing in MA and NV. As the company grows share of shelf space at its own dispensaries to its targeted 75-80% level from 10-15% today, we anticipate EBITDA margin to expand from 33% to 40% between 2019 and 2020. Given the under-supply situation in MA, where the bulk of CLSH’s revenues in our model are derived (77% in 2019E, 84% in 2020E), we expect CLSH to operate within a relatively stable pricing environment well into 2020.

Rock-bottom valuation reflects need to raise additional capital: CLSH is currently trading at 1.1x EV/EBITDA based on our 2020 estimates. This is substantially below 9.9x for the US peer group. While we expect some multiple expansion for CLSH, especially upon a recreational license award in MA, we are setting a price target multiple of 5.2x EBITDA, well below the peer group average, given CLSH’s need to raise $56M to close outstanding acquisitions and help fund CAPEX and working capital (roughly 92M in share issuance). Our share issuance assumption utilizes an C$0.80 price and anticipates 54% dilution. We note that dilution could be greater if shares are issued at a lower price. However, even if we assume share issuance at the current price our valuation analysis yields a C$0.92 target, which is a significant premium to current levels.

Valuation: Our C$1.50 price target for CLSH is based on a sum-of-the-parts discounted cash flow analysis of the company’s MA and NV operations, including the Brockton and Leicester acquisitions. We use a 12% discount rate, 2% terminal growth rate, and a CAD- to-USD exchange rate of C$1.30/$1.00. Our price target implies an EV/EBITDA multiple of approximately 5.2x our 2020 EBITDA estimate. We believe a SPECULATIVE BUY rating is appropriate given the risks and uncertainties tied to the regulatory environment and the completion of acquisitions.

PRICE TARGET	C$1.50
Price (21-Feb)	C$0.29
Ticker	CLSH.U-CSE

Market Cap (C$M):			75.4
Shares Out., FD (M) :			260.1
Enterprise Value (C$M):			85.2

FYE Dec	2018E	2019E	2020E
Sales (US$M)	5.1	60.5	147.7
EBITDA (US$M)	(14.4)	19.8	58.8
Free Cash Flow (US$M)	(25.9)	(36.7)	18.5
EV/Sales (x)	12.8	1.1	0.4
EV/EBITDA (x)	(4.5)	3.3	1.1
P/Adj. FCF (x)	(2.2)	(1.6)	3.1
Priced as of close of business 21 February 2019

CLSH is a multi-state cannabis business with planned operations in the Nevada and Massachusetts legal markets. CLSH has significant exposure to retail and production.

Canaccord Genuity is the global capital markets group of Canaccord Genuity Group Inc. (CF : TSX)

The recommendations and opinions expressed in this research report accurately reflect the research analyst's personal, independent and objective views about any and all the companies and securities that are the subject of this report discussed herein.

For important information, please see the Important Disclosures beginning on page 35 of this document.

CLS Holdings USA Initiation of Coverage

Table of contents

Executive summary	3

Market opportunity	5

Competitive positioning	8

Investment risks	11

Massachusetts market overview	12

Nevada market overview	15

Business overview	16

Valuation	27

Senior management	30

Appendices

Federal outlook	32

Key extraction methods	34

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 2

CLS Holdings USA Initiation of Coverage

Figure 1: CLS Holdings Source: Company reports

Executive summary

We are initiating coverage of CLS Holdings (CLSH) with a SPECULATIVE BUY rating and a C$1.50 price target. CLSH is a multi-state cannabis operator with planned operations in the legal Nevada (NV) and Massachusetts (MA) cannabis markets. Upon closing key acquisitions, we believe CLSH will be positioned to capitalize on growing demand for legal cannabis in the US through vertical operations including production and dispensaries that are well placed in MA and NV, which we consider two of the more attractive US markets. On a combined basis, we estimate MA and NV represent a roughly $1.1BM market, growing 24% through 2022 to reach $2.1B. Further, we expect healthy margin expansion for CLSH through the forecast period as a strong ramp for cultivation and processing capacity in both states allows the company to increasingly supply its own dispensary shelves with flower and branded products. The company also maintains extraction IP that should allow for higher yields as well as additional licensing revenue streams longer-term. Due to uncertainty around the completion of outstanding LOIs, CLSH is trading at a steep discount to the average EV/EBITDA multiple for its US peers on 2020 estimates, roughly 1.1x vs 9.9x, respectively. We expect multiple expansion to occur as CLSH executes its plan and closes key acquisitions, including Leicester and In Good Health before the end of this year.

Our C$1.50 price target for CLSH is based on a sum-of-the-parts discounted cash flow analysis of the company’s Massachusetts and Nevada operations inclusive of the Brockton and Leicester acquisitions. Within our analysis we utilize a 12% discount rate and 2% terminal growth rate along with CAD to USD exchange rate of C$1.30/$1.00. Our price target assumes a share count of 260.1M shares, which includes the current fully diluted share count of 168.4M and the assumption that the company will have to raise capital to fund the In Good Health and Leicester acquisitions and the equity portion of the In Good Health acquisition ($5M in equity inclusive within the total $47.5M acquisition price). Regarding the equity raise, we assume a share price of C$0.80 and a C$1.30/US $1.00 exchange rate, which translates to an additional 91.7M in shares issued. Our C$0.80 estimated share price at the time of issuance reflects a rough midpoint between our price target and the current CLSH share price. Our price target translates to an EV/EBITDA multiple of approximately 5.2x our 2020 EBITDA estimate in CAD.

We believe that there is limited risk that CLSH will be able to raise the necessary capital to fund the acquisitions of the In Good Health and Leicester businesses, and we expect the transactions to close later this year. Nevertheless, we note that the two Massachusetts businesses represent approximately 81% of our sum-of-the-parts valuation analysis. Excluding the acquisitions, our sum-of-the-parts discounted cash flow analysis yields a price target of C$0.31.

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 3

CLS Holdings USA Initiation of Coverage

Figure 2: Sum-of-the-parts valuation

	Market Cap (C$M)	Price Per Share	Enterprise Value (C$M)	20E EBITDA ($M)	20E EBITDA (C$M)	20E EV/EBITDA
Massachusetts	309.9	1.19	317.7	52.1	67.7	4.7
Nevada	79.4	0.31	81.4	6.7	8.7	9.3
Total	389.3	1.50	399.0	58.8	76.4	5.2
Cash ($M)	14.5
Cash (C$M)	18.9
Debt ($M)	22
Debt (C$M)	28.6

Shares	260.1
Discount Rate	12%
Terminal Growth	2%

Source: Company reports, Canaccord Genuity estimates

We note that any variation to our CLSH share price assumption could result in a change to our share count assumption and our price target. At C$0.80, the anticipated share issuance would have a 54% dilutive impact on the number of shares outstanding, while a C$0.25 share price would represent 174% dilution and a C$1.25 share price would have a 35% impact. Within these share price assumptions, our price target would range between C$0.84 and C$1.71. We note that at the current C$0.29 share price, our price target would be C$0.92.

Figure 3: Share issuance sensitivity

Share price at time of equity raise	Required Share Issuance	Total Shares	Price Target (C$M)	Dilutive Impact
C$0.25	293.3	461.7	0.84	174%
C$0.50	146.6	315.0	1.24	87%
C$0.80	91.7	260.1	1.50	54%
C$1.00	73.3	241.7	1.61	44%
C$1.25	58.7	227.1	1.71	35%
Source: Canaccord Genuity estimates

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 4

CLS Holdings USA Initiation of Coverage

Market opportunity

Addressing two of the more attractive US state markets

In our view, CLSH has positioned itself to operate in two of the more attractive markets in the country, Massachusetts and Nevada, through a combination of dispensary and cultivation/production assets. With an aggregate market value we peg at nearly $850M in 2018 and conservatively expect to grow to more than $2.1B by 2022, MA and NV offer a combined market CAGR of approximately 20% through our forecast period. While conservative, this growth rate is nevertheless 25% higher than our 16% estimate for the broader US market. Within our 10-year DCF analysis, we anticipate CLSH can maintain a 7% share of the Massachusetts market and a 4% share in Nevada.

Figure 4: MA and NV estimated market value ($M)

Source: Canaccord Genuity estimates

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 5

CLS Holdings USA Initiation of Coverage

The US Midwest and East Coast offer attractive expansion markets

For additional expansion beyond current growth initiatives in CLSH’s core markets, we believe Michigan, Illinois and New Jersey represent likely priorities. With significant existing medical markets, large populations and looming recreational programs (especially in Michigan), these three states offer substantial growth opportunities. We expect CLSH to enter these markets through acquisition of licenses or fully operational businesses. While not yet factored into our model, we estimate these expansion states represented a combined market size of $1.1B in 2018 and project growth to nearly $2.0B in 2022. We note that our projections for 2022 for these three markets could prove conservative as only Michigan factors in a recreational market program rollout, following an initial launch of a recreational program in 2020 following the 2018 approval of recreational sales. Accordingly, Michigan represents the lion’s share of our aggregate market size for the expansion states ($856M or 78% in 2018; $1.3B or 65% in 2022).

Figure 5: Michigan, Illinois and New Jersey market growth projections

Source: Canaccord Genuity estimates

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 6

CLS Holdings USA Initiation of Coverage

Processing capacity addresses market opportunity as demand shifts away from flower

Across its MA and NV operations, CLSH has a combined oil production capacity of 2,400 lbs, which the company expects to grow to 6,600 by 2020. Spending patterns show that new consumers entering the legal cannabis market are less interested in smoking flower, and mature markets such as California, Colorado, Oregon and Washington have exhibited a substantial shift away from flower and toward vape, edibles and other derivative products. According to point-of-sale data compiled by BDS Analytics GreenEdge, in the past four years the sale of edibles, concentrates and topicals has increased from 31% of the market to 49% while the sale of flower has declined from 63% to 40%. If similar adoption levels were to occur in MA and NV, we believe we could expect a market opportunity for products derived from processing that grows from $550M in 2019 to $1.1B by 2022. CLSH’s substantial processing capacity should enhance the company’s ability to supply its retail operations with the appropriate mix of consumer products, as well as brand its own products over time.

Figure 6: Percentage of market by product category (CA, CO, OR, WA)

Source: BDS Analytics GreenEdge

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 7

CLS Holdings USA Initiation of Coverage

Competitive positioning

Solidly positioned to compete through ramping production capabilities and key dispensary assets

Dispensaries well located within attractive state markets

Following the formal completion of the In Good Health acquisition, CLSH will own dispensaries in Las Vegas, NV, and Brockton, MA (Oasis and In Good Health, respectively). In Las Vegas, Oasis is adjacent to the Strip, exposing the store to residential and tourist foot traffic. Along with in-store sales, Oasis has a successful delivery business, with home delivery representing approximately 15% of total revenue while yielding an average transaction size 75% higher than its in-store average. In Brockton, In Good Health has a 1,500-sq.-foot medically licensed retail space, servicing approximately 18,000 registered medical patients. The dispensary has been operational since 2015 and was the second medical dispensary in Massachusetts. We expect In Good Health to receive final recreational licenses from the state and city later this month, with recreational sales commencing in the second half of 2019. In our view, Brockton represents one of the more attractive markets in MA for dispensary operations given the city’s significant population of roughly 100k and location only 20 miles from Boston. We expect In Good Health to be well positioned to address recreational demand once its licensing is completed. The dispensary has parking capacity for over 225 cars and an existing cultivation operation for medical marijuana whose capacity would double to support recreational use sales. Moving forward, we anticipate existing and growing operations in the Massachusetts and Nevada markets will serve as the launching point of future expansion initiatives for CLSH. CLSH management brings an extensive background in successfully completing M&A transactions given their significant capital markets and real estate experience, which should help in both targeting acquisition opportunities and in implementing acquired operations.

Figure 7: Planned dispensary assets

Dispensary Operations
Daily Retail Orders	Current	Expanded
Las Vegas	350	500
Brockton	275	800
Total	625	1,300

Source: Company reports, Canaccord Genuity

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 8

CLS Holdings USA Initiation of Coverage

Expanding cultivation and production footprint to support branded products strategy

Based on near-term growth initiatives, including cultivation and production expansion in MA and NV, the completion of acquisitions in MA, and the receipt of licenses for Leicester, CLSH will have a 151,000-sq.-foot cultivation footprint capable of producing approximately 44K lbs. of flower and processing capacity for more than 19K lbs. of oil. We believe this substantial footprint should position CLSH to develop an extensive branded products portfolio for sale through its own dispensaries and on a wholesale basis. Longer term the company anticipates that between 75% and 80% of its dispensary sales will be from internally branded products.

Figure 8: Planned production assets

Flower Production (Lbs)	Current	Expanded
Las Vegas	2,400	6,600
Brockton	3,400	9,000
Leicester		28,000
Total	5,800	43,600

Processing Capacity (Lbs)	Current	Expanded
Las Vegas	2,000	3,000
Brockton	1,500	3,500
Leicester		12,600
Total	3,500	19,100

Source: Company reports, Canaccord Genuity

Patented extraction capabilities to enhance long term processing position

Last year, CLSH was awarded a non-provisional US utility patent for its cannabidiol extraction and conversion process from the US Patent and Trademark Office (US Patent Number 9,950,976 B1). The company’s patented extraction process is believed to result in increased product consistency, to yield higher quality products and to drive cost savings for growers. Specifically, the patented extraction process in lab tests changes the molecular structure of the product and enables the extraction of 2x more delta-nine THC than traditional methods. While the company has not yet commercialized the process, moving forward CLSH plans to generate licensing and fee-for-service revenues through the development of branded concentrates products and through becoming a third-party wholesale processor. We are not yet modeling any licensing or fee revenue from this process.

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 9

CLS Holdings USA Initiation of Coverage

Extraction IP is important source of differentiation within broader processing landscape

While cannabis processing can refer to several post-harvesting steps, the term is often used interchangeably with extraction. As the industry develops, independent post- cultivation services are emerging, modeled after the coffee industry. With contract processing services, smaller growers are able to join forces to benefit from economies of scale downstream from harvesting, while continuing to grow their boutique strains. Looking specifically at the extraction step, there are two general categories, cold extraction and heated extraction. Cannabis extracts are used largely for infusing products into edibles and to provide oils and other materials for vaping. Modern heated extraction methods use solvents like butane, methane or CO2, while other methods are hundreds of years old and solvent-free, using various combinations of water, heat, sifting and pressure.

Valuation

We utilize a sum-of-parts discounted cash flow analysis of CLHS’s operations in Massachusetts and Nevada inclusive of contributions from the not-yet-completed Brockton and Leicester acquisitions to generate our target valuation for CLSH. Our C$1.50 price target is based on our estimate for a fully diluted share count of 260.1M shares, which includes the company’s current fully diluted share count of 168.4M shares and the assumption that CLSH will issue approximately 91.7M shares to fund the In Good Health and Leicester acquisitions as well as capex needs. We expect the acquisitions to be completed later this year. We note that any variation to our CLSH share price assumption could result in a change to our share count assumption and price target.

Within our price target analysis, we utilize a 12% discount rate, a terminal growth rate of 2% and a CAD to USD exchange rate of C$1.30/US$1.00. We assume that over the long term CLSH can achieve revenues equal to approximately 7% of the Massachusetts market and 4% of the Nevada market. Our price target translates to an EV/EBITDA multiple of approximately 5.2x our 2020 EBITDA estimate in CAD.

Figure 9: Sum-of-the-parts valuation

	Market Cap (C$M)	Price Per Share	Enterprise Value (C$M)	20E EBITDA ($M)	20E EBITDA (C$M)	20E EV/EBITDA
Massachusetts	309.9	1.19	317.7	52.1	67.7	4.7
Nevada	79.4	0.31	81.4	6.7	8.7	9.3
Total	389.3	1.50	399.0	58.8	76.4	5.2
Cash ($M)	14.5
Cash (C$M)	18.9
Debt ($M)	22
Debt (C$M)	28.6

Shares	260.1
Discount Rate	12%
Terminal Growth	2%

Source: Company reports, Canaccord Genuity estimates

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 10

CLS Holdings USA Initiation of Coverage

Investment risks

Risk factors related to the long-term success of CLSH include:

●     Capital markets uncertainty: As previously mentioned, CLSH will need to raise capital to fund planned expansion initiatives. Should sentiment or regulations regarding US cannabis operations materially change, it could be difficult (or impractical) for the company to secure additional public market capital.

●     Federal prohibition: Cannabis remains federally illegal in the US. CLSH’s existing and targeted acquisitions derive 100% of their revenues from cannabis-touching operations. A change to the federal government’s current hands-off approach to cannabis businesses could result in the cessation of existing operations and curtail expansion. If operations were to cease, shareholders could lose their entire investment.

●     Federal legalization: Legalization at the federal level in the near-term could lead to increased competition across CLSH’s operations from better capitalized new entrants, prior to the company’s ability to achieve sufficient scale.

●     US state regulations: Adverse changes to state regulations in the states in which CLSH operates could impact performance.

●     Massachusetts licensing uncertainty: A significant portion of our near-term financial forecasts depend on the receipt of recreational cannabis licenses in Massachusetts. An extended delay in licensing could adversely impact our estimates and the value of CLSH’s acquisition targets.

●     Increased competition: CLSH plans to operate within highly competitive markets. Any unforeseen change in the competitive landscape could hinder the company’s ability to offer products and services as planned and could have an adverse impact on performance.

●     Expansion into new markets: The long-term success of CLSH depends in-part on the expansion into developing markets outside of Nevada and Massachusetts. An inability to expand operations into markets in which the company does not currently operate, or the inability of expansion states to develop into markets of sufficient size, could negatively impact future growth.

●     Limited operating history: CLSH completed the Oasis (NV) acquisition last June and has a limited history of operating a cannabis business, presenting significant uncertainty regarding operational performance and the company’s ability to hit its financial targets.

●     Integration of new businesses: CLSH plans to complete multiple acquisitions in the near term that are expected to be significant contributors to the long-term success of the company. Any unforeseen challenges integrating these businesses could result in an adverse impact to operating results.

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 11

CLS Holdings USA Initiation of Coverage

Massachusetts and Nevada offer substantial prospective growth

Massachusetts: Significant recreational market opportunity

Two years after voters approved recreational marijuana in the 2016 election, Massachusetts saw the first recreational marijuana businesses in the state open last November, five months later than originally expected and at a smaller scale. According to industry estimates from BDS Analytics, Massachusetts 2018 total sales were approximately $221M, down approximately 31% from prior estimates for the period of $377M. 2019 market estimates, while down overall (from $604M to $515M in the latest BDS forecast), have been cut at a less dramatic rate and reflect strong Y/Y growth expectations on an uptick in recreational activity this year as the state commences a full-fledged rollout.

The delays in initial rollout last year were attributed to a lack of licensed independent testing labs along with bureaucratic headwinds at both the state and municipal levels. Under the Massachusetts law for recreational cannabis, host communities must sign off on the proposed operation before a license can be issued. Additionally, the municipality can charge a 3% local tax on gross revenues and negotiate a community impact fee for as much as an additional 3% of gross revenues.

While the pace of rollout continues to be slow and largely unpredictable, Massachusetts is expected to quickly become one of the largest cannabis markets in the world due to attractive demographics (6.9M people, blue state) and its position as the first sizable recreational market on the East Coast. The state also has a relatively large existing medical marijuana market, with nearly 65,000 registered patients, and significant pent-up demand, given the slow pace of the rec rollout thus far. We note that once dispensaries open in the Boston metropolitan area, Massachusetts could see a boost from tourism in the next few years with visitors coming from adjacent states in the Northeast. A study by the Colorado Tourism Office from 2016 found that 10% of visitors to Colorado that year came exclusively for legal recreational marijuana. Overall, we continue to forecast the Massachusetts market growing to approximately $1.2B by 2022 and believe this could prove conservative.

Pent-up demand for recreational cannabis in Massachusetts is reflected by the nearly $7M in initial sales at the state’s first two dispensaries in their first three weeks of operation despite the dispensaries largely remote locations (the first two dispensaries located in the less densely populated western part of the state - Leicester and Northampton), limited product availability and high prices. Recreational dispensaries have had to take special measures to handle demand, including the imposition of sales limits per customer and busing in customers from satellite parking lots. We expect delays to ease at the local level moving forward as more communities witness strong demand and reap the associated tax benefits. As of the publishing of this report, Massachusetts has eight operational recreational dispensaries and one additional dispensary licensed to open by the state’s Cannabis Control Commission. Of the dispensaries presently open, only one is located within 25 miles of Boston, with the average distance more than 80 miles from the city center. According to the state’s Cannabis Control Commission there are now 23 total cannabis operations, including testing labs, authorized in Massachusetts (for eleven businesses).

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 12

CLS Holdings USA Initiation of Coverage

Figure 10: Operational recreational market dispensaries (as of 2/11/2019)

	Cultivate	New England Treatment Access (NETA)	Alternative Therapies Group (ATG)	Verilife	Insa	Theory Wellness	Temescal Wellness	Northeast Alternatives
Location	Leicester, MA	Northampton, MA	Salem, MA	Wareham, MA	Easthampton, MA	Great Barrington, MA	Pittsfield, MA	Fall River, MA
Approx. Distance to Boston	55 Miles	100 Miles	20 Miles	50 Miles	120 Miles	130 Miles	140 Miles	55 Miles
Purchase Limits	Weekends: 1/8 oz. flower, two pre- rolled joints and one edibles package.	Up to 1/8 oz flower and three mini pre- rolled joints.	Up to 1/8 oz.of flower and two vape catridges.	Up to 1/2 oz. flower and three additional items.	Up to 1/4 oz. flower, two pre-rolled joints and one product from each other menu category.	Up to 1/2 oz. flower and one pre-rolled joint.	Up to 1/8 oz. flower, two 1/2 gram pre- rolled joints and one vape pen or catridge.	None
Opened	20-Nov-18	20-Nov-18	15-Dec-18	21-Dec-18	22-Dec-19	11-Jan-19	15-Jan-19	20-Jan-19

Source: Boston.com, company websites, GoogleMaps.

Figure 11: Licensed Massachusetts recreational businesses

Alternative Therapies Group	Retail	Salem, MA
CDX Analytics	Independent Testing Laboratory	Salem, MA
Cultivate Holdings	Cultivation	Leicester, MA
Cultivate Holdings	Production	Leicester, MA
Cultivate Holdings	Retail	Leicester, MA
I.N.S.A	Cultivation	Easthampton, MA
I.N.S.A	Production	Easthampton, MA
I.N.S.A	Retail	Easthampton, MA
MCR Labs	Independent Testing Laboratory	Framingham, MA
New England Treatment Access	Cultivation	Franklin, MA
New England Treatment Access	Production	Franklin, MA
New England Treatment Access	Retail	Franklin, MA
Northeast Alternatives	Cultivation	Fall River, MA
Northeast Alternatives	Production	Fall River, MA
Northeast Alternatives	Retail	Fall River, MA
Pharmacannis Massachusetts	Retail	Wareham, MA
Revolutionary Clinics	Cultivation	Fitchburg, MA
Revolutionary Clinics	Production	Fitchburg, MA
Temescal Wellness	Retail	Hudson, MA
Temescal Wellness	Retail	Pittsfield, MA
Temescal Wellness	Cultivation	Worcester, MA
Temescal Wellness	Production	Worcester, MA
Theory Wellness	Retail	Great Barrington, MA

Source: Massachusetts Cannabis Control Commission

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CLS Holdings USA Initiation of Coverage

Healthy price premium likely to persist near-term

The head of Massachusetts’ Cannabis Control Commission (CCC) has publicly stated the state should expect four to eight new retail locations per month. We note that there are more than 220 completed business license applications outstanding with the state, according to the CCC. While retailers are the most anticipated segment of cannabis businesses coming online in Massachusetts this year, there is also likely to be a number of non-vertically-integrated operations, including wholesale cultivators and processors and consumer product manufacturers. While over time the addition of non-vertically integrated operators should bring a better balance between supply and demand, we expect pricing to remain largely stable well into 2020 given the degree of pent-up demand and likelihood of significant levels of cannabis tourism. According to Cannabis Benchmarks, wholesale flower is currently priced at $6.29 per gram in Massachusetts, almost 3x the US average and an even greater premium to pricing in mature rec states. The premium at the retail level, while less extreme, is also substantial.

Figure 12: State wholesale and retail pricing ($/G)

	Wholesale ($/g)	Retail ($/g)
MA	6.29	10.00

Relative Price
CA	236%	137%
CO	293%	142%
MI	149%	104%
NV	158%	121%
OR	435%	152%
WA	531%	144%
AZ	145%	122%
Average	278%	131%

Source: Cannabis Benchmarks, Price of Weed.com

M&A activity underscores attractiveness of Massachusetts market

Last month Surterra Wellness acquired New England Treatment Access (NETA), a cannabis business with Massachusetts dispensaries in Brookline (medical only) and Northampton (medical and recreational), and a cultivation facility in Franklin, MA (medical) The acquisition gives Surterra initial exposure to the Massachusetts market and complements the company’s existing operations in Florida, Nevada and Texas. While terms of the acquisition were not disclosed, we believe the deal was one of the largest to date in the US cannabis industry. Since the Surterra announcement, we note that DionyMed Holdings announced a binding agreement to acquire Pioneer Valley Extracts, a cannabis extraction company with a Massachusetts license not yet in operation. We expect additional transactions as larger cannabis companies with production, consumer products, and retail move to gain access to the MA market.

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 14

CLS Holdings USA Initiation of Coverage

Nevada: Strong start for rec program

While Massachusetts has been slow to implement a recreational program following the 2016 election, Nevada was quick to enact its program and launched recreational sales in July 2017. Adoption has been rapid, with consumers spending more than $200M in the first six months of operation. The strong start came despite inventory shortages as growers struggled to meet demand and testing requirements and as a limited number of businesses were able to gain appropriate licenses. In Nevada, only existing medical marijuana businesses were able to apply for licenses during the first round of applications, and the number of licenses were capped at 172 until last November when the state held a formal round of licensing. In total, 61 dispensaries were issued conditional licenses by the state, which nearly matched the total number of licenses previously issued (64). Of the licenses issued, 31 were for Clark County (Las Vegas).

According to estimates from BDS Analytics, the market in Nevada grew significantly faster than expected in 2018, reaching an estimated $580M vs. a prior estimate of $369M. In 2019, the market is expected to grow to more than $650M (vs. prior estimate of $481M) on continued strong demand for existing operations and through the addition of newly licensed businesses. While increasing supply as new capacity comes online should drive down prices, so far both wholesale and retail prices in the state have reflected a significant premium to mature recreational markets. In Nevada, the wholesale price per gram of cannabis is currently $3.99 according to Cannabis Benchmarks, significantly above the average price in California ($2.66), Colorado ($2.15), Oregon ($1.45) and Washington ($1.18). Meanwhile the retail price in Nevada is $8.27 per gram, which compares to an average of $6.98 for the western states.

Tourism remains a positive demand driver for the cannabis market in Nevada, and the degree to which it will impact demand is unknown. Over the past ten years Las Vegas has averaged roughly 40M tourists annually, more than 13x the state’s population. We continue to believe that cannabis consumption is complementary to Las Vegas’ broader entertainment offering, and we expect companies in the state to capitalize on strong tourist spending. We believe cannabis companies that build brands in Las Vegas through exceptional retail stores or quality consumer products will be able to propagate those brands into tourist states of origin. Meanwhile, looming changes to local laws may allow cannabis lounges for on-premise consumption, perhaps driving tourist interest in cannabis even further. We believe the first licensed cannabis lounges in Nevada will open this year. We continue to expect the Nevada market to grow to nearly $1B by 2022.

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 15

CLS Holdings USA Initiation of Coverage

Business overview: scaling a multi-state vertically integrated operation

CLS Holdings will be a multi-state cannabis business with operations in Nevada and Massachusetts. CLSH broke into the Nevada market with its acquisitions of Alternative Solutions and Oasis Subsidiaries last June. In Massachusetts, CLSH has locked in an option to acquire a vertically integrated operation with a retail dispensary license for medical sales in Brockton (In Good Health) and has an outstanding non- binding agreement to acquire an 80% stake in a cultivation and production operation in Leicester (with CannAssist). For the In Good Health acquisition, the company will be unable to complete the transaction until November 1 due to a Massachusetts law that requires the acquired business to be established as a for-profit entity for at least one year before acquisition (In Good Health became a for-profit business on November 1, 2018). CLSH is undergoing a transformation into a substantial vertically integrated business, through the completion of the Massachusetts acquisitions, the receipt of recreational licenses for the existing medical businesses in Brockton, the receipt of licenses for the Leicester operation and expansion of cultivation and production assets in both Massachusetts and Nevada. Upon completion of these efforts, CLSH will have dispensary assets capable of fulfilling 1,300 orders per day, a 151,000-sq.- foot cultivation footprint capable of almost 44,000 lbs. of flower production annually, and processing capacity of 19,100 lbs. of flower. With expanded production capacity, CLSH will be positioned to drive substantial share of its own shelf space in its dispensaries (75-80% long term goal) and to build a portfolio of branded products for retail and wholesale distribution. Longer term, the company wants to expand into additional states, primarily in the Midwest (Michigan and Illinois) and Northeast (New Jersey).

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 16

CLS Holdings USA Initiation of Coverage

Figure 13: Substantial vertically integrated operation planned in two states

Dispensary Operations
Daily Retail Orders	Current	Expanded
Las Vegas	350	500
Brockton	275	800
Total	625	1,300

Cultivation (Sq. Footage)	Current	Expanded
Las Vegas	10,000	25,000
Brockton	20,000	40,000
Leicester		86,000
Total	30,000	151,000

Flower Production (Lbs)	Current	Expanded
Las Vegas	2,400	6,600
Brockton	3,400	9,000
Leicester		28,000
Total	5,800	43,600

Processing Capacity (Lbs)	Current	Expanded
Las Vegas	2,000	3,000
Brockton	1,500	3,500
Leicester		12,600
Total	3,500	19,100

Source: Company reports, Canaccord Genuity

Forecasting substantial revenue by 2020 with substantial Massachusetts contribution

For 2018, we are forecasting approximately $5M in revenues, based on six months of the company’s Nevada operations following the June acquisition of Oasis. For 2019, we are forecasting revenues to grow to approximately $61M on the full-year contribution from the Nevada business and contributions from In Good Health in Brockton. With official completion of In Good Health a technicality (In Good Health must operate as a for-profit business for over one year), CLSH will be able to reflect 2019 YTD results after the close of the acquisition. We expect CLSH to reflect full year Brockton contributions within 2019 fourth quarter results. We are modeling In Good Health to contribute approximately $45M in revenues this year, noting our assumptions include the receipt of an adult use license and the commencement of adult use sales at the dispensary in the second or third quarter. We anticipate Nevada should drive roughly $16M. In 2020, we expect strong growth of 144% Y/Y to approximately $148M, as growth for Nevada and In Good Health is enhanced by revenue from the Leicester cultivation and production business. In NV, we look for Oasis to see higher customer traffic and improving spending levels, while cultivation and manufacturing volumes are expanding for the Las Vegas production operation. A full year of contributions from In Good Health and initial contributions from the Leicester cultivation and production business should also be significant factors. By state, we expect Nevada revenues to grow to $28.5M in 2020, with Massachusetts revenues increasing to $119.1M.

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 17

CLS Holdings USA Initiation of Coverage

We model MA to drive approximately 74% of revenues in 2019, expanding to 81% of total revenue the following year. Figure 14: Projected revenues by state

Revenue	2018E	2019E	2020E
Massachusetts		44.7	119.1
Nevada	5	15.8	28.5
Total	5	60.5	147.7

% of Total Massachusetts		74%	81%
Nevada	100%	26%	19%
Total	100%	100%	100%

Source: Canaccord Genuity estimates

Increasingly vertically integrated business

By business type, we believe retail will represent the largest portion of revenues in 2019 at $33M, as sales at Oasis in Las Vegas are joined by contributions from In Good Health in Brockton for both medical and adult use sales (2H19). Going forward, however, we expect increasing vertical integration with cultivation representing the largest portion of output in our 2020 forecast at 50% of total revenue. We expect strong cultivation revenue growth will come from the addition of the Leicester operation in Massachusetts and a full year of contributions from Brockton, enhanced by expanded capacity at both the Las Vegas and Brockton cultivation facilities. Processing should also account for a growing share of revenues as capacity for oils expands at the Las Vegas facility and through the addition of the Leicester operation. Taken together, we expect Cultivation and Processing to represent just under 70% of total revenue in 2020.

Figure 15: Estimated revenues by business type

	2019E	2020E
Retail	28.9	45.9
Cultivation	23.7	72.1
Processing	7.9	29.6
Total	60.5	147.7

Source: Canaccord Genuity estimates

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CLS Holdings USA Initiation of Coverage

Production ramp positive for margins

We note that the mix shift in our model to a greater proportion of Cultivation and Processing revenues drives higher profitability in 2020. By business type, CLSH generates its lowest gross margin from retail operations (approximately 40%) while Cultivation margins track toward the high 40s/low 50s. Processing margins are above 60%. We expect higher revenues from Cultivation and Processing to be a meaningful contributor to margin expansion, and we model gross margin growing from 48% in 2019 to approximately 58% in 2020. Similarly, we estimate EBITDA margin expanding from 33% in 2019 to 40% in 2020 in the face of gross margin expansion on positive mix shift and flattish operating expense as a percentage of revenues. We are modeling 2019 EBITDA of $19.8M, reaching $58.8M in 2020. This compares to a $14M EBITDA loss modeled for 2018.

Figure 16: Revenue and EBITDA forecast ($M)

Source: Canaccord Genuity estimates

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CLS Holdings USA Initiation of Coverage

Figure 17: Oasis Cannabis Dispensary Source: Company reports

Building attractive portfolio of assets in NV and MA

Nevada: Solid retail position; expanding manufacturing capacity

Last June, CLSH completed the acquisition of Oasis Cannabis, a vertically integrated cannabis business in Las Vegas, NV. Oasis operates a cultivation and processing business, selling branded concentrates and infused products wholesale under the City Trees brand, as well as retail through its licensed recreational dispensary just off the Strip.

Dispensary operations

CLSH’s dispensary in Las Vegas is located within walking distance to the Strip under the name Oasis Cannabis. The 5,000-sq.-foot dispensary is open 24 hours a day and offers delivery services from 10 AM to 8 PM. Home delivery represents approximately 15% of the total sales mix for the Oasis dispensary with an average customer ticket of approximately $100 per order. On average the customer ticket for home delivery is approximately 75% higher than for in-store purchases. Currently, the Oasis location purchases approximately $30K per month in finished product from CLSH’s wholesale business, which represents between 10% and 15% of total retail sales at the store. As CLSH increases production, the company plans to expand internally sourced product to $100K per month.

CLSH intends to grow dispensary revenue in Nevada organically and through acquisitions. At the existing location, management anticipates growing its customer traffic through more advertising focusing in part on driving greater brand awareness. CLSH plans for future acquisitions in Nevada to focus on locations in the state with higher than average median incomes and/or with a significant tourist market. We note that CLSH did not obtain new retail licenses during the latest round of awards completed in December. However, the company is prepared to participate in any subsequent rounds of licensing. With the existing Las Vegas location, management has announced plans for significant improvements, including new signage and an updated store layout. We expect CLSH to generate retail revenue at the Las Vegas dispensary of approximately $7M in 2019, growing to roughly $10M in 2020 as the company expands the number of orders per day (413 target for 2019; 500 target for 2020) and increases average customer ticket to $55 in 2020 from $49 this year.

Figure 18: Las Vegas dispensary operations projections

	2019	2020
Orders per day	413	500
Average order size	48.8	55
Days	360	360
Revenue	7.3	9.9

Source: Canaccord Genuity estimates

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CLS Holdings USA Initiation of Coverage

City Trees wholesale production

CLSH operates a wholesale business located in North Las Vegas, NV, under the name City Trees. The business primarily consists of the production and sale of branded products manufactured from distilled cannabis oil purchased from third party suppliers. Moving forward as the company expands its cultivation facilities, City Tree is expected to extract cannabis oils internally. City Trees has approximately twenty-five customers in the Las Vegas and Reno markets, and currently grows only breeding stock, with all raw materials sourced from third parties. Manufactured products include branded vaporizers (City Tree brand), CBD- and THC-infused capsules (City Caps brand), and a recently launched line of tinctures.

Expanding capacity in 1H19

CLSH’s growth strategy for its wholesale business is focused on the build-out of the existing wholesale cultivation and production facility. In 2019, CLSH plans to complete a Phase One expansion with additional expansion initiatives to follow. Phase One will cost an estimated $3M and is expected to be completed in the second quarter. The expanded capacity should contribute to both top and bottom line results, with the company expecting to capture higher margins on internal supply and production.

Growing revenue across flower and branded products

We expect CLSH to generate approximately $6M in revenues from cultivation with the City Trees operation this year, growing to roughly $15M in 2020 on increased production from the expanded capacity. Within our model, we assume the company will nearly triple the amount of flower produced Y/Y from 2,400 lbs in 2019 to 6,600 in 2020. Meanwhile, as CLSH expands processing at the City Trees facility we are forecasting manufacturing revenues to grow from $2.5M this year to $3.8M in 2020 as the company increases the production of oil from 300 to 450 lbs. We assume an average price of $18.50 per gram for processed oil, or roughly $8,400 per pound.

Figure 19: Nevada cultivation and manufacturing estimates

Cultivation	2019	2020
Flower produced (lbs)	2,400	6,600
Revenue	$6.0	$14.9

Processing	2019	2020
Capacity (lbs/yr)	2,000	3,000
Yield	15%	15%
Oil Produced (Lbs)	300	450
Revenue	$2.5	$3.8

Source: Canaccord Genuity estimates

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CLS Holdings USA Initiation of Coverage

Figure 20: In Good Health Source: Company reports

Massachusetts: transitioning from medical to recreational retail; expanding production

Last fall, CLSH entered into separate non-binding agreements to acquire two cannabis businesses in Massachusetts. The to-be-acquired businesses consist of a vertically integrated operation located in Brockton with cultivation, production and dispensary assets (In Good Health) and a cultivation and extraction facility in Leicester (JV with CannAssist).

In January, CLSH entered into an option to acquire In Good Health, with the acquisition expected to be completed in November 2019 when the acquired business has been a for-profit entity for more than one year. Meanwhile the Leicester investment remains an outstanding LOI and dependent on receipt of final licenses to operate.

In Good Health

On October 31, CLSH entered into an agreement whereby the company loaned In Good Health Inc. $5M at 6% annual interest for a three-year period in exchange for the exclusive option to purchase In Good Health for $47.5M in total consideration ($35M cash, $7.5M in five-year promissory notes and $5M in common stock). Relative to the current run rate of revenues ($1M per month), the acquisition price is approximately 4x last year’s sales. The acquisition agreement is locked in and CLSH will be able to officially close the transaction in November when In Good Health has been in operation as a for-profit entity for over one year. We note that as previously discussed, the company will have to raise additional capital in order to complete the transaction.

In Good Health currently operates a 1,500-square-foot medical marijuana dispensary located in Brockton and a wholesale cultivation and production business on site. In Good Health opened in 2015 and was the second medical dispensary to be operational in Massachusetts. Last February In Good Health commenced wholesale production operations. The dispensary serves approximately 18,000 registered patients and delivers to more than 200 homes. In Good Health generates an average ticket of $125 at the dispensary and $300 on deliveries, with capacity to serve between 800 and 1,000 customers daily under the existing footprint.

Strong position for recreational retail sales

As a medical-only dispensary, In Good Health generates approximately $1M in monthly revenues. The company has applied for a recreational license and is awaiting receipt of final approval. A vote by the city of Brockton to approve recreational cannabis businesses is expected to come on February 28, and the local commissions have stated that they are in favor of the licensing. With the city of Brockton open to recreational marijuana sales, we expect In Good Health to be licensed and operating as a recreational business by the second half of this year. Of note, with more than 225 parking and meaningful existing capacity to produce medical marijuana, we expect In Good Health to be better positioned to satisfy recreational demand than other recently licensed operations in Massachusetts. Longer term, CLSH intends to expand retail sales in MA through the acquisition of existing dispensaries and organic development of new retail stores.

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 22

CLS Holdings USA Initiation of Coverage

Expanding production capacity

In addition to dispensary operations, In Good Health operates a 26,000-square-feet cultivation and production facility, of which 20,000 sq. feet is dedicated to cultivation. Currently the company produces at a rate of 3,400 lbs. of flower per year, of which approximately 1,200 lbs. is allocated for extraction. CLSH has significant expansion plans for the In Good Health operation, and by the second half of this year In Good Health is expected to add approximately 30,000 square feet of cultivation and extraction space and increase production space to 2,000 sq. feet from a 1,000 sq. ft. current footprint and annual flower production capacity to more than 9,000 lbs. In conjunction with the expansion, production capacity for oil will increase from 1,500 lbs. of concentrates annually to more than 3,500 lbs. Manufactured products include: concentrates, edibles, flower, infused water, pre-rolls, tinctures and vape products. The company produces extracts, edibles and infused water under the Infinity Brand and is the exclusive distributor in the state of Massachusetts for Manna transdermal patches, PAX vape pens, and Quicksilver sublingual products. The exclusive distribution agreement runs through 2020.

Figure 21: In Good Health near-term expansion

Source: Company reports

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CLS Holdings USA Initiation of Coverage

Revenue growth split across retail and production

We expect In Good Health operations to contribute approximately $52M in revenues this year, to be reflected entirely in the fourth quarter due to the timing of the official acquisition close. For 2020, we are forecasting revenues from In Good Health to increase to nearly $77M. By business type, we believe dispensary sales will represent the largest portion of revenues over the next two years at $21.7M and $36M, respectively. Meanwhile, we are forecasting revenues this year and next for cultivation to be $17.7M and $26.3M, and processing revenues to be $5.4M and $10.6M.

Figure 22: In Good Health estimates

Dispensary Orders per day	2019E	2020E
	481	800
Average order size	125	125
Days	360	360
Revenue	21.7	36.0

Cultivation
Footprint (sq. ft)	40,000	40,000
Flower produced (lbs)	5,450	9,000
Revenue	$17.7	$26.3

Processing
Capacity (lbs/yr)	2,375	3,500
Yield	0	0
Oil produced (g)	134,498	266,158
Revenue	$5.4	$10.6

Source: Canaccord Genuity estimates

Figure 23: CannAssist Source: Company reports

CannAssist

In September, CLSH entered into a non-binding LOI to acquire an 80% interest in a CannAssist project in Leicester, MA, for total cost of approximately $25M. The termination date for the Leicester acquisition is July 1, 2019. As previously mentioned, CLSH will need to raise capital in order to fund the Leicester acquisition.

For CannAssist, the CLSH investment will fund the construction of a cultivation and extraction facility at the company’s Leicester location. CannAssist has been approved by the host community but is currently unlicensed in the state. The acquisition agreement is contingent on CannAssist receiving state level approval to grow and sell cannabis. To date, all local approvals have been received and construction on the facility is expected to begin in the first quarter. We expect the company to receive a license and for the acquisition to close this year with contributions from operations coming in 2020. The planned buildout at the Leicester facility is designed to yield up to 28,000 lbs. of flower annually and be capable of processing up to 12,600 lbs. of flower and trim per year. Upon completion, the Leicester facility would be the third largest in Massachusetts based on existing operations in the state.

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 24

CLS Holdings USA Initiation of Coverage

Revenue contribution by 2020

As previously mentioned, we do not expect revenue contributions this year from the CannAssist business. However, we believe the operation will be running at full capacity by 2020. CLSH management expects the facility to be operational and produce its first harvest in the fourth quarter of this year. We are forecasting revenues from 80% interest in the CannAssist business of approximately $46M in 2020, $30.9M from cultivation and $15.2M from processing.

Figure 24: Leicester, Massachusetts, cultivation and extraction facility

Source: Company reports

Future acquisition targets focused in Midwest and East Coast of US

With Brockton and Leicester establishing a beachhead on the East Coast that would complement the existing Nevada businesses, the company plans to target additional growth through acquisition within MA and NV and in additional states primarily in the Midwest and on the East Coast. Management has discussed ideal targets being existing mid-sized businesses capable of generating $1M in monthly revenues, with room to grow to between $4M and $5M in short order with an infusion of capital. We believe New Jersey, Illinois and Michigan are potential states for near term expansion. We see these three states offering a significant market opportunity in the years ahead, believing they will approximate a combined $1.9M by 2022, even before factoring recreational programs that could emerge in Illinois and New Jersey. A successful expansion into these three states would nearly double the company’s 2022 addressable market, according to our estimates.

Speculative Buy Target Price C$1.50 | 22 February 2019	Cannabis 25

CLS Holdings USA Initiation of Coverage

Pro forma cap table based on additional funding needs

CLSH currently has approximately $14.5M in cash on its balance sheet. Over the next year we expect the company to invest approximately $4M in the build-out of Nevada cultivation capacity and require $6.9M to fund working capital needs. Additionally, to fund the In Good Health and Leicester acquisitions, CLSH will need to issue approximately 83.5M shares (based on our assumed C$0.80 issuance price point) to fund the required cash portion of the acquisitions and has committed to issue approximately $5M in equity in conjunction with the In Good Health acquisition (which translates to an additional 8.1M shares). As previously noted, our C$0.80 share issuance price assumption reflects an approximate midpoint between our price target and the stock’s current share price. In total, following a required capital raise we are modelling CLSH to have a fully diluted shares outstanding of 260.1M.

Figure 25: Required share issuance

Cash ($M)	14.5
Nevada Cultivation Expansion ($M)	4.0
Working Capital Requirements ($M0	6.9
In Good Health ($M)	30.0
Leicester ($M)	25.0
Cash Required ($M)	51.4
Cash Required (C$M)	66.8
Shares at C$0.80	83.5
Equity Portion of In Good Health Acquistion ($M)	5
Equity Portion of In Good Health Acquistion ($CM)	6.5
Shares at C$0.80	8.1

Total Additional Shares	91.7

Source: Company reports, Canaccord Genuity estimates

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CLS Holdings USA Initiation of Coverage

Figure 26: Pro forma capitalization table

Basic shares outstanding	126.2
Warrants	42.2
Current Fully Dilutive Shares Outstanding	168.4
Shares to be Issued at C$0.80	91.7
Totally Assumed Fully Dilutive Shares	260.1

CLSH Share Price (C$)	0.29
Market Cap (C$M)	74.1
Cash (C$M)	18.9
Debt (C$M)	28.6
Enterprise Value (C$M)	83.9

Source: Company reports, Canaccord Genuity estimates

Valuation: substantial discount to US peer average

Sum-of-the-parts valuation

We utilize a sum-of-parts discounted cash flow analysis of CLHS’s operations in Massachusetts and Nevada inclusive of contributions from the not-yet-completed Brockton and Leicester acquisitions to derive our C$1.50 price target. Our DCF analysis assumes a fully dilutive share count of 260.1M shares, which includes the company’s current fully diluted share count of 168.4M shares and the assumption that CLSH will issue approximately 91.7M shares to fund the In Good Health and Leicester acquisitions as well as near term capex needs. We expect the acquisitions to be completed later this year. Within our share count estimate we expect that the company will be able to raise the required capital at a share price of C$0.80 and assume a C$1.30/US $1.00 exchange rate. We note that any variation to our CLSH share price assumption could result in a change to our share count assumption and price target.

For our price target analysis, we utilize a 12% discount rate, a terminal growth rate of 2% and a CAD to USD exchange rate of C$1.30/US$1.00. We assume that over the long term CLSH can achieve revenues equal to approximately 7% of the Massachusetts market and 4% of the Nevada market. Our price target translates to an EV/EBITDA multiple of approximately 5.2x our 2020 EBITDA estimate in CAD.

As previously noted, while we believe that there is limited risk that CLSH will be able to raise the necessary capital to fund the acquisitions of the In Good Health and Leicester businesses and expect the transactions to close later this year, we note that the two Massachusetts businesses represent more than 80% of our sum-of-the-parts valuation analysis. Excluding the acquisitions, our sum-of-the-parts discounted cash flow analysis derives a price target of C$0.31.

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CLS Holdings USA Initiation of Coverage

Figure 27: Sum-of-the-parts valuation

	Market Cap (C$M)	Price Per Share	Enterprise Value (C$M)	20E EBITDA ($M)	20E EBITDA (C$M)	20E EV/EBITDA
Massachusetts	309.9	1.19	317.7	52.1	67.7	4.7
Nevada	79.4	0.31	81.4	6.7	8.7	9.3
Total	389.3	1.50	399.0	58.8	76.4	5.2

Cash ($M)	14.5
Cash (C$M)	18.9
Debt ($M)	22
Debt (C$M)	28.6

Shares	260.1
Discount Rate	12%
Terminal Growth	2%

Source: Company reports, Canaccord Genuity estimates

We note that any variation to our CLSH share price assumption could result in a change to our share count assumption and price target. At C$0.80, the anticipated share issuance would have a 54% dilutive impact on the number of shares outstanding, while a C$0.25 share price would represent 174% dilution and a C$1.25 share price would have a 35% impact. Within these share price assumptions, we note that our price target could range between C$0.84 to C$1.71.

Figure 28: Share issuance sensitivity

at time of	Issuance	Total Shares	Target	Impact
C$0.25	293.3	461.7	0.84	174%
C$0.50	146.6	315.0	1.24	87%
C$0.80	91.7	260.1	1.50	54%
C$1.00	73.3	241.7	1.61	44%
C$1.25	58.7	227.1	1.71	35%

Source: Canaccord Genuity estimates

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CLS Holdings USA Initiation of Coverage

Relative valuation

On an EV/EBITDA basis, CLSH stock is currently trading at a multiple of 1.1x our 2020 estimate while on an EV/Revenue basis the stock is trading at 0.4x our 2020 estimate. Current CLSH multiples represent a significant discount to a peer group of US operators currently trading at an average EV/EBITDA multiple of 10x 2020 estimates and EV/Revenue multiple of 2.9x.

Figure 29: Peer group analysis

	Ticker	Share	Market	EV/EBITDA		EV/Revenue
		Price	Cap (M)	CY 2019 E	CY 2020 E	CY 2019 E	CY 2020 E
CLS Holdings	CLSH	0.29	74	3.3x	1.1x	1.1x	0.4x

1933 Industries	TGIF	0.58	135	14.7x	9.3x	3.6x	2.5x
Acreage Holdings	ACRG.U	21.16	2560	29.3x	11.9x	7.8x	3.8x
Charlotte's Web	CWEB	18.31	1950	24.5x	12.8x	8.7x	4.3x
Curaleaf	CURA	10.00	5010	26.7x	15.7x	9.4x	5.6x
DionyMed Holdings	DYME	3.60	315	8.6x	4.5x	1.4x	0.9x
Harvest Health and Rec.	HARV	10.65	3057	29.8x	10.4x	9.0x	3.1x
iAnthus Capital	IAN	7.66	1672	18.6x	12.2x	4.5x	3.5x
Kush Co Holdings	KSHB	5.94	466	956.7x	21.8x	3.3x	2.1x
Liberty Health Sciences	LHS	1.12	415	18.8x	8.3x	4.4x	2.6x
MedMen	MMEN	3.90	2551	74.9x	9.7x	4.9x	2.6x
MJardin	MJAR	4.50	334	5.7x	3.4x	2.8x	1.8x
Planet 13	PLTH	1.82	213	7.5x	4.8x	1.7x	1.3x
The Origin House	OH	9.35	694	16.5x	8.4x	3.8x	2.3x
TILT	TILT	3.23	1413	7.2x	3.4x	2.3x	1.3x
Trulieve	TRUL	17.67	1950	16.6x	11.8x	6.8x	5.1x
Average of U.S. companies				83.7x	9.9x	5.0x	2.9x

Source: Priced Intraday 2.21.19, FactSet, Canaccord Genuity estimates, Financial metrics represent C$ except for KSHB which is US $.

CLSH, DYME, KSHB, MJAR, PLTH, TGIF and TILT are covered by Bobby Burleson Canaccord Genuity LLC (US), ACRG, HARV, IAN, LHS, OH, MMEN and TRUL are covered by Matt Bottomley, Canaccord Genuity Corp (Canada), CWEB is covered by Derek Dley, Canaccord Genuity Corp (Canada).

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Senior management

CLSH senior management and the board of directors have control through direct and indirect ownership of approximately 32% of basic shares outstanding and have a lock- up period that extends through November.

Jeffrey Binder, Chairman of the Board and Chief Executive Officer

Mr. Binder was part of the founding group of CLS Labs in 2014 and has been the Chairman and CEO since inception. Prior to CLSH, Mr. Binder founded and was the Chairman and President of Power 3 Network, Inc. which was formed in 2008. Power 3 Network is a company which develops websites and back office capabilities for home- based business operations. Mr. Binder has a law degree from the National Law Center at George Washington University.

Frank Tarantino, Chief Financial Officer

Mr. Tarantino joined CLSH in 2018 after having been the Controller and Acting CFO of Ira Green Holdings in 2017 and before that the CFO of Duto Textiles in 2015 and 2016. Prior to his position at Duto Textiles, Mr. Tarantino was the COO and CFO of Wild Things LLC from 2008 until 2015. Mr. Tarantino has a Bachelor of Science degree from Babson College and is a Certified Public Accountant.

Andrew Glashow, Director

Mr. Glashow is the Managing Director of New World Merchant Partners, an investment banking company which specializes in microcap investments. Prior to founding New World Partners, Mr. Glashow was a Partner at STAR Associates, a corporate finance firm. Mr. Glashow has a degree from the University of New Hampshire.

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Figure 30: FY income statement

	FY 2018E	Q1'19E	Q2'19E	Q3'19E	Q4'19E	FY 2019E	Q1'20E	Q2'20E	Q3'20E	Q4'20E	FY 2020E
	Dec-18	Mar-19	Jun-19	Sep-19	Dec-19	Dec-19	Mar-20	Jun-20	Sep-20	Dec-20	Dec-20
Revenue	5.1	3.5	3.9	4.2	48.9	60.5	25.1	39.6	41.5	41.5	147.7
COGS		1.9	2.1	2.2	25.5	31.7	12.0	16.3	17.1	17.1	62
Gross Profit	2.3	1.6	1.9	2.0	23.4	28.8	13.1	23.3	24.4	24.4	85
SG&A	16.7	1.3	1.3	1.3	5.3	9.0	6.6	6.6	6.6	6.6	26
Op Profit	(14.4)	0.4	0.6	0.7	18.1	19.8	6.5	16.7	17.8	17.8	59
Interest	1.5	1.5	1.5	2.0	2.0	7.0	2.0	2.0	2.0	2.0	8
Total other Expense	1.5	1.5	1.5	2.0	2.0	7.0	2.0	2.0	2.0	2.0	8
Pretax Income	(15.9)	(1.1)	(0.9)	(1.3)	16.1	12.8	4.5	14.7	15.8	15.8	51
Income Tax	‒	‒	‒	‒	‒	‒	1.1	3.7	4.0	4.0	13
Net Income	(15.9)	(1.1)	(0.9)	(1.3)	16.1	12.8	3.3	11.0	11.9	11.9	38.1

EPS	(0.09)	(0.01)	(0.01)	(0.01)	0.10	0.1	0.02	0.07	0.07	0.07	0.23
Shares	168.4	168.4	168.4	168.4	168.4	168.4	168.4	168.4	168.4	168.4	168.0

EBITDA	(14)	0	1	1	18	19.8	6	17	18	18	58.8

Gross Margin	45%	46%	47%	47%	48%	48%	52%	59%	59%	59%	58%
SG&A	327%	35%	32%	30%	11%	15%	26%	17%	16%	16%	18%
Op Margin	-282%	10%	16%	17%	37%	33%	26%	42%	43%	43%	40%
Tax Rate	0%	0%	0%	0%	0%	0%	25%	25%	25%	25%	25%
EBITDA Margin	-282%	10%	16%	17%	37%	33%	26%	42%	43%	43%	40%
Net Income	-312%	-32%	-23%	-31%	33%	21%	13%	28%	29%	29%	26%

Source: Company reports, Canaccord Genuity estimates. A more detailed financial model, including balance sheet, income statement, and cash flow projections, if available, may be obtained by contacting your Canaccord Genuity Sales Person or the Authoring Analyst, whose contact information appears on the front page of this report.

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Appendix 1: Federal outlook: path to legalization

Despite liberalizing attitudes toward marijuana and increasing legalization at the state level, the US federal government continues to ban cannabis under the Controlled Substance Act (CSA). Over the past few years, there has been movement at the federal level toward decriminalization. During the Obama presidency, the Justice Department issued guidance that deprioritized marijuana enforcement (the Cole Memo, since rescinded), and the current Congress has more marijuana reform bills than ever attempting to work their way toward approval. Nevertheless, it will likely take several years for marijuana to achieve broader federal legal status, and many roadblocks remain. The following section looks at potential pathways toward legalization at the federal level, important milestones along the way, and some of the laws currently in place that govern marijuana federally in the US.

We note that as expected, the midterm elections last year delivered several cannabis industry wins including Democrats taking the majority in the House of Representatives. We believe that the Democrat controlled House could grease the wheels for the STATES Act.

Pathway to federal legalization

The industry is increasingly optimistic regarding an eventual federal legalization and an unprecedented number of marijuana reform bills are currently working their way (albeit slowly) through Congress. In total, the 115th session of Congress (which began in January of 2017 and runs until January 2019) sponsored 41 marijuana reform bills, 27 in the House and 14 in the Senate. The Senate’s 14 bills are more than the cumulative total seen during the 17 years prior to this session. We are focusing on five bills of note, including the recently passed Farm Bill.

STATES Act

A recent bipartisan bill called the STATES (Strengthening the Tenth Amendment through Entrusting States) Act shows growing support spanning the political spectrum for states’ rights with respect to regulating marijuana. The STATES Act essentially proposes that federal law defer to state law where marijuana is concerned (it also would remove industrial hemp from the definition of marijuana in the CSA). Ironically, some of the impetus for the bill may have come from Attorney General Jeff Sessions’ rescission of the Cole Memo last January, an action condemned by the bill’s Republican co-sponsor Cory Gardner of Colorado.

Farm Bill

Last December, President Trump signed into law the Agriculture Improvement Act of 2018 (the 2018 Farm Bill). The bill removes industrial hemp and all extracts containing less than 0.3% concentration of THC from the Controlled Substances Act. It is now legal to manufacture, distribute and sell hemp-derived cannabidiol (CBD) anywhere in the US and across state boundaries. In our view the passing of the Farm Bill is transformational for the commercialization of products containing industrial hemp, including hemp-derived extracts such as CBD. We believe companies producing/marketing products containing hemp-derived CBD stand to benefit both in terms of growth opportunity and access to capital.

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Regulate Marijuana Like Alcohol Act

The Regulate Marijuana Like Alcohol Act (H.R. 420) was introduced in Congress in January. The proposed bill would remove cannabis from the list of federally controlled substances and establish regulatory authority for cannabis through the Bureau of Alcohol, Tobacco, Firearms and Explosives. Further, the bill would allow for federal permitting for cultivation, packaging, selling and importing of marijuana. Shipping and transporting cannabis into states that have not legalized cannabis operations would remain prohibited under the proposed legislation.

Marijuana Justice Act

Introduced in 2017 by Sen. Cory Booker (D-NJ), the Marijuana Justice Act would remove marijuana from the list of controlled substances and erase the records of criminal marijuana convictions. It would also create a $500M fund focused on community reinvestment in the form of job training in the cannabis industry. Senators Ron Wyden (D-OR), Kirsten Gillibrand (D-NY), and Bernie Sanders (I-VT) cosponsor the bill, while Representatives Barbara Lee (D-CA) and Ro Khanna (D-CA) introduced a companion measure with over 20 co-sponsors in the House. We do not expect bipartisan support for the Marijuana Justice Act.

VA Medical Cannabis Research Act

Another key piece of pending legislation is the VA Medicinal Cannabis Research Act of 2018. While hundreds of marijuana bills have been filed to date, this is the first to get a vote (it was place on the Union Calendar on 5/18/2018). The bill would authorize the Department of Veterans Affairs (VA) “to conduct and support research on the efficacy and safety of certain forms of cannabis and cannabis delivery for veterans enrolled in the VA health care system diagnosed with conditions such as chronic pain or post-traumatic stress disorder.” Though fairly limited in scope, it has bipartisan support, and could contribute data toward a growing body of evidence that shows medical benefits of cannabis, in direct contradiction with Schedule I classification within the CSA. Beyond these and other bills, the FDA’s recent approval of Epidiolex, a plant-based cannabis-derived pharmaceutical, and continuing momentum for legalization on the state level appear to portend inevitable federal legal status.

Figure 42: Key cannabis legalization bills

States Act	Federal law defers to state law where marijuana is concerned.

Hemp Farming Act	Legalizes the cultivation, processing and sale of industrial hemp.

Marijuana Justice Act	Would remove marijuana from the list of controlled substances and erase the records for criminal marijuana convictions.

VA Medical Cannabis Research Act	Authorizes the Dept of Veterans Affairs to support research on the efficacy and safety of certain forms of cannabis delivery for veterans.

Source: Canaccord Genuity research

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Appendix 2: Key extraction methods

●     CO2 extraction: Deemed safe by the FDA, CO2 extraction uses pressurized carbon dioxide to extract compounds from cannabis. CO2 acts like a solvent when pressurized and heated, allowing compounds to dissolve and separate from plant before the CO2 evaporates, leaving behind concentrated cannabinoids and terpenes. Because CO2 is non-volatile, it is considered safer than other solvent- based extraction methods. CO2 extraction is either supercritical (the more commonly known process) or subcritical, distinguished by either high or low levels of temperature and pressure. CO2 is the most expensive method of solvent-based extraction, and product extracted using CO2 is oftentimes marketed as purer.

●     Butane extraction: A form of hydrocarbon extraction (sometimes uses propane), butane extraction chemically removes cannabinoids and terpenes from plant material. While it preserves terpenes, its residual solvents and potential for combustion are leading to tighter regulation.

●     Ethanol extraction: Another chemical process for separating cannabinoids and terpenes from plant matter, ethanol extraction is considered safer than butane extraction. Unfortunately, it also extracts chlorophyll and other undesirable compounds that leave behind an unpleasant odor.

●     Solvent-free extraction methods: One of the oldest cannabis extracts, hash is traditionally extracted using solvent-less ice water process to separate the trichomes from the plant. The trichomes stick together and are pressed upon drying. Hash can also be made solvent-free using what is called the “dry sift” method. This method involves freezing flower, breaking it into small pieces, and sifting out the trichomes. Once again, the resulting material is pressed into hash. More recently, solvent extraction processes have also been used to make hash. Kief are the small white crystals on the flower, and they contain the largest amount of cannabinoids and terpenes. Extraction does not involve solvents, instead relying on a three-chamber grinder that separates the kief from the plant where it ultimately resides in the bottom chamber. Rosin is an extract with very high THC and terpene content, made using flower, hash or kief. Heat and pressure are applied to the material in order to produce a translucent liquid.

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Appendix: Important Disclosures

Analyst Certification

Each authoring analyst of Canaccord Genuity whose name appears on the front page of this research hereby certifies that (i) the recommendations and opinions expressed in this research accurately reflect the authoring analyst’s personal, independent and objective views about any and all of the designated investments or relevant issuers discussed herein that are within such authoring analyst’s coverage universe and (ii) no part of the authoring analyst’s compensation was, is, or will be, directly or indirectly, related to the specific recommendations or views expressed by the authoring analyst in the research.

Analysts employed outside the US are not registered as research analysts with FINRA. These analysts may not be associated persons of Canaccord Genuity LLC and therefore may not be subject to the FINRA Rule 2241 and NYSE Rule 472 restrictions on communications with a subject company, public appearances and trading securities held by a research analyst account.

Sector Coverage

Individuals identified as “Sector Coverage” cover a subject company’s industry in the identified jurisdiction, but are not authoring analysts of the report.

Investment Recommendation

Date and time of first dissemination: February 22, 2019, 05:14 ET

Date and time of production: February 22, 2019, 05:14 ET

Target Price / Valuation Methodology:

CLS Holdings USA - CLSH.U

Our C$1.50 price target for CLSH is based on a sum-of-the-parts discounted cash flow analysis of the company’s MA and NV operations, including the Brockton and Leicester acquisitions.

Distribution of Ratings:

Global Stock Ratings (as of 02/22/19)

Rating	Coverage Universe		IR Clients
	#	%	%
Buy	542	60.69%	47.05%
Hold	210	23.52%	30.00%
Sell	18	2.02%	22.22%
Speculative Buy	123	13.77%	70.73%
	893*	100.0%

*Total includes stocks that are Under Review

Canaccord Genuity Ratings System

BUY: The stock is expected to generate risk-adjusted returns of over 10% during the next 12 months.

HOLD: The stock is expected to generate risk-adjusted returns of 0-10% during the next 12 months.

SELL: The stock is expected to generate negative risk-adjusted returns during the next 12 months.

NOT RATED: Canaccord Genuity does not provide research coverage of the relevant issuer.

“Risk-adjusted return” refers to the expected return in relation to the amount of risk associated with the designated investment or the relevant issuer.

Risk Qualiﬁer

SPECULATIVE: Stocks bear significantly higher risk that typically cannot be valued by normal fundamental criteria. Investments in the stock may result in material loss.

12-Month Recommendation History (as of date same as the Global Stock Ratings table)

A list of all the recommendations on any issuer under coverage that was disseminated during the preceding 12-month period may be obtained at the following website (provided as a hyperlink if this report is being read electronically) http://disclosures- mar.canaccordgenuity.com/EN/Pages/default.aspx

Required Company-Specific Disclosures (as of date of this publication)

CLS Holdings USA currently is, or in the past 12 months was, a client of Canaccord Genuity or its affiliated companies. During this period, Canaccord Genuity or its affiliated companies provided investment banking services to CLS Holdings USA.

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In the past 12 months, Canaccord Genuity or its affiliated companies have received compensation for Investment Banking services from CLS Holdings USA .

In the past 12 months, Canaccord Genuity or any of its affiliated companies have been lead manager, co-lead manager or co-manager of a public offering of securities of CLS Holdings USA or any publicly disclosed offer of securities of CLS Holdings USA or in any related derivatives.

Canaccord Genuity or one or more of its affiliated companies is a market maker or liquidity provider in the securities of CLS Holdings USA or in any related derivatives.

Canaccord Genuity or one or more of its affiliated companies intend to seek or expect to receive compensation for Investment Banking services from CLS Holdings USA in the next three months.

As of the month end immediately preceding the date of publication of this research, or the prior month end if publication is within 10 days following a month end, Canaccord Genuity or its affiliated companies, in the aggregate, beneficially owned 1% or more of any class of the total issued share capital or other common equity securities of CLS Holdings USA or held any other financial interests in CLS Holdings USA which are significant in relation to the research (as disclosed below).

Past performance

In line with Article 44(4)(b), MiFID II Delegated Regulation, we disclose price performance for the preceding five years or the whole period for which the financial instrument has been offered or investment service provided where less than five years. Please note price history refers to actual past performance, and that past performance is not a reliable indicator of future price and/or performance.

Online Disclosures

Up-to-date disclosures may be obtained at the following website (provided as a hyperlink if this report is being read electronically) http://disclosures.canaccordgenuity.com/EN/Pages/default.aspx; or by sending a request to Canaccord Genuity Corp. Research, Attn: Disclosures, P.O. Box 10337 Pacific Centre, 2200-609 Granville Street, Vancouver, BC, Canada V7Y 1H2; or by sending a request by email to disclosures@cgf.com. The reader may also obtain a copy of Canaccord Genuity’s policies and procedures regarding the dissemination of research by following the steps outlined above.

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See “Required Company-Specific Disclosures” above for any of the following disclosures required as to companies referred to in this report: manager or co-manager roles; 1% or other ownership; compensation for certain services; types of client relationships; research analyst conflicts; managed/co-managed public offerings in prior periods; directorships; market making in equity securities and related derivatives. For reports identified above as compendium reports, the foregoing required company-specific disclosures can be found in a hyperlink located in the section labeled, “Compendium Reports.” “Canaccord Genuity” is the business name used by certain wholly owned subsidiaries of Canaccord Genuity Group Inc., including Canaccord Genuity LLC, Canaccord Genuity Limited, Canaccord Genuity Corp., and Canaccord Genuity (Australia) Limited, an affiliated company that is 50%-owned by Canaccord Genuity Group Inc.

The authoring analysts who are responsible for the preparation of this research are employed by Canaccord Genuity Corp. a Canadian broker-dealer with principal offices located in Vancouver, Calgary, Toronto, Montreal, or Canaccord Genuity LLC, a US broker-dealer with principal offices located in New York, Boston, San Francisco and Houston, or Canaccord Genuity Limited., a UK broker-dealer with principal offices located in London (UK) and Dublin (Ireland), or Canaccord Genuity (Australia) Limited, an Australian broker-dealer with principal offices located in Sydney and Melbourne.

The authoring analysts who are responsible for the preparation of this research have received (or will receive) compensation based upon (among other factors) the Investment Banking revenues and general profits of Canaccord Genuity. However, such authoring analysts have not received, and will not receive, compensation that is directly based upon or linked to one or more specific Investment Banking activities, or to recommendations contained in the research.

Some regulators require that a firm must establish, implement and make available a policy for managing conflicts of interest arising as a result of publication or distribution of research. This research has been prepared in accordance with Canaccord Genuity’s policy on

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CLS Holdings USA Initiation of Coverage

managing conflicts of interest, and information barriers or firewalls have been used where appropriate. Canaccord Genuity’s policy is available upon request.

The information contained in this research has been compiled by Canaccord Genuity from sources believed to be reliable, but (with the exception of the information about Canaccord Genuity) no representation or warranty, express or implied, is made by Canaccord Genuity, its affiliated companies or any other person as to its fairness, accuracy, completeness or correctness. Canaccord Genuity has not independently verified the facts, assumptions, and estimates contained herein. All estimates, opinions and other information contained in this research constitute Canaccord Genuity’s judgement as of the date of this research, are subject to change without notice and are provided in good faith but without legal responsibility or liability.

From time to time, Canaccord Genuity salespeople, traders, and other professionals provide oral or written market commentary or trading strategies to our clients and our principal trading desk that reflect opinions that are contrary to the opinions expressed in this research. Canaccord Genuity’s affiliates, principal trading desk, and investing businesses also from time to time make investment decisions that are inconsistent with the recommendations or views expressed in this research.

This research is provided for information purposes only and does not constitute an offer or solicitation to buy or sell any designated investments discussed herein in any jurisdiction where such offer or solicitation would be prohibited. As a result, the designated investments discussed in this research may not be eligible for sale in some jurisdictions. This research is not, and under no circumstances should be construed as, a solicitation to act as a securities broker or dealer in any jurisdiction by any person or company that is not legally permitted to carry on the business of a securities broker or dealer in that jurisdiction. This material is prepared for general circulation to clients and does not have regard to the investment objectives, financial situation or particular needs of any particular person. Investors should obtain advice based on their own individual circumstances before making an investment decision. To the fullest extent permitted by law, none of Canaccord Genuity, its affiliated companies or any other person accepts any liability whatsoever for any direct or consequential loss arising from or relating to any use of the information contained in this research.

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Canaccord Genuity LLC, a US registered broker-dealer, accepts responsibility for this research and its dissemination in the United States. This research is intended for distribution in the United States only to certain US institutional investors. US clients wishing to effect transactions in any designated investment discussed should do so through a qualified salesperson of Canaccord Genuity LLC. Analysts employed outside the US, as specifically indicated elsewhere in this report, are not registered as research analysts with FINRA. These analysts may not be associated persons of Canaccord Genuity LLC and therefore may not be subject to the FINRA Rule 2241 and NYSE Rule 472 restrictions on communications with a subject company, public appearances and trading securities held by a research analyst account.

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